Exhibit 99.2

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE
For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES CASH TENDER OFFER FOR UP TO $750.0 MILLION AGGREGATE PURCHASE PRICE OF OUTSTANDING SENIOR NOTES
FRISCO, TEXAS, February 18, 2021 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today the commencement of cash tender offers (the "Tender Offers") to purchase up to $750.0 million aggregate purchase price (as such amount may be increased or decreased by the Company, the "Aggregate Maximum Tender Amount") of its outstanding 7.5% senior notes due 2025 (the "2025 Notes") and 9.75% senior notes due 2026 (the "2026 Notes", and together with the 2025 Notes, the "Notes") in the priorities set forth in the table below; provided that the Company will not accept for purchase more than $375.0 million aggregate principal amount (as such amount may be increased or decreased by the Company) of the 2025 Notes (the “2025 Series Cap”) and $325.0 million aggregate principal amount (as such amount may be increased or decreased by the Company) of the 2026 Notes (the “2026 Combined Cap”).
The following table sets forth certain terms of the Tender Offers:

				Dollars per $1,000 Principal Amount of Notes
Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding (1)	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration (2)(3)
7.50% Senior Notes due 2025	223046AA8 U2201LAA1	$619,400,000	1	$1,018.75	$30	$1,048.75

9.75% Senior Notes due 2026	205768AR5	$800,000,000	2	$1,072.50	$30	$1,102.50

9.75% Senior Notes due 2026	205677AB3	$850,000,000	3	$1,072.50	$30	$1,102.50

(1)As of the date hereof.
(2)Holders will also receive accrued and unpaid interest from the applicable last interest payment with respect to the Notes accepted for purchase to, but not including, the Early Settlement Date (as defined below) or the Final Settlement Date (as defined below), as applicable.
(3)Includes the Early Tender Premium.

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated February 18, 2021 (the "Offer to Purchase"). Comstock intends to fund the Tender Offers with the net proceeds of its separately announced proposed offering of new senior notes due in 2029 (the "Debt Financing"), together with, if necessary, borrowings from its bank credit facility or cash on hand.

Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on March 3, 2021 (such date and time, as it may be extended, the "Early Tender Date") will be eligible to receive the applicable Total Consideration set forth in the table above, which includes an early tender premium of $30 per $1,000 principal amount of the Notes accepted for purchase (the "Early Tender Premium"). Holders of Notes tendering their Notes after the Early Tender Date will only be eligible to receive the applicable Tender Offer Consideration for such series, which is the applicable Total Consideration minus the Early Tender Premium. In addition to the Tender Offer Consideration or the Total Consideration, as applicable, all holders of Notes accepted for purchase will receive accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable settlement date for such Notes.

Subject to the Aggregate Maximum Tender Amount, the 2025 Series Cap, the 2026 Combined Cap and proration, the Notes accepted for payment on any Settlement Date will be accepted in accordance with their Acceptance Priority Levels set forth in the table above, with 1 being the higher Acceptance Priority Level and 3 being the lower Acceptance Priority Level; provided that Notes tendered at or prior to the Early Tender Date will be accepted for purchase with priority over Notes tendered after the Early Tender Date, even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level. Accordingly, tendered Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would cause the Aggregate Maximum Tender Amount to be exceeded. The Company reserves the right to, but is under no obligation, to increase or decrease the Aggregate Maximum Tender Amount, the 2025 Series Cap and/or the 2026 Combined Cap at any time.

The Tender Offers will expire at Midnight, New York City time, at the end of March 17, 2021, unless extended by Comstock in its sole discretion (the "Expiration Date"). Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on March 3, 2021 (the "Withdrawal Date") and may not be validly withdrawn thereafter except as provided in the Offer to Purchase or applicable law.

In conjunction with each Offer, the Company is soliciting consent from holders of Notes to eliminate substantially all of the restrictive covenants and certain events of default under the Indentures and modify certain notice requirements for redemption of the Notes. These proposed amendments will not become operative unless (i) a majority of the Notes for that series are tendered for purchase and (ii) all tendered Notes of such series are accepted for purchase. In the event of a proration of Notes, the Consents delivered for that series of Notes shall be null and void.

The Tender Offers are not contingent upon the tender of any minimum amount of Notes. Comstock’s obligation to accept for purchase and to pay for the Notes validly tendered in any Tender Offer is subject to and conditioned on the satisfaction or waiver of the conditions described in the Offer to Purchase, including the completion of the Debt Financing. Provided that the conditions to the applicable Tender Offer have been satisfied or waived, Comstock expects to accept Notes validly tendered at or prior to the Early Tender Date and accepted for purchase on or about March 4, 2021, or as promptly as practicable thereafter.

The dealer managers for the Tender Offers are BofA Securities and Wells Fargo Securities. Any questions regarding the terms of the Tender Offers should be directed to BofA Securities at (980) 388-3646 (all call) or debt_advisory@bofa.com or Wells Fargo Securities at (866) 309-6316 (toll-free)

or (704) 410-4756 (collect). The information agent and tender agent is D.F. King & Co., Inc. Any questions regarding procedures for tendering Notes or requests for copies of the Offer to Purchase or other documents relating to the Tender Offers should be directed to the information agent for the Tender Offers, D.F. King & Co., Inc. at (800) 284-7175 (toll-free), (212) 269-5550 (all others) or crk@dfking.com.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase. Nothing contained herein shall constitute an offer of the debt securities that are the subject of the Debt Financing.

None of Comstock, its board of directors, the trustee for the Notes, the information agent, the dealer managers or any of their respective affiliates makes any recommendation as to whether holders should tender, or refrain from tendering, all or any portion of the principal amount of their Notes pursuant to the Tender Offer.

About Comstock Resources

Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. The Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss important risk factors that could affect the Company’s business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Comstock does not undertake any obligation to revise or update publicly any forward-looking statement.